Exhibit 10.5
                               [Rycom Letterhead]

February 7, 2003
Mr. Hal Schultz Security Bancorp Inc.
#3 Bldg F. 5508 First Street SE
Calgary Alberta
T2H  2W9

Dear Hal,

Rycom Inc. was officially appointed as the Canadian representative for Hypercom, late last year. As such, we represent their company and products to the Canadian marketplace. We assumed all contractual obligations, including the purchase agreement you signed with Hypercom Canada in January 2002.

Rycom is pleased to extend the terms and conditions of that contract for another full year commencing today. We look forward to working with you and your staff to achieve your Hypercom goals, both now and in the future.

Yours truly,

Dan Crowe
VP Sales
Rycom Inc.
djc